Michael Sheikh Joins VRDT Corporation as Interim Chief Financial Officer

LOS ANGELES, CA, United States, via ETELIGIS INC., 01/29/2015 - - VRDT Corporation (OTC Pink: VRDT) (PINKSHEETS: VRDT) (“Verdant”) announced today the addition of Michael Sheikh as interim Chief Financial Officer, with the full intention of confirming him into a full position after 3 months. Mr. Sheikh replaces Dennis Hogan who unfortunately passed away recently. Mr. Sheikh comes to VRDT with a wealth of experience in international trade financing and the energy industry.

As Verdant continues to grow and acquire more companies, and corresponding purchase orders, solid factoring finance to help these acquisitions grow and expand becomes paramount. Mr. Sheikh brings over eight years of financing international trade deals with expertise in venture capital and a natural affinity for asset based lending.

“We are deeply saddened at the recent loss of Dennis Hogan whose efforts helped shape Verdant for the future. We will miss him dearly. We are; however, delighted to have Mr. Sheikh join our family,” stated Graham Norton-Standen, VRDT executive Chairman. “Verdant is seeing many positive new opportunities beginning to reach fruition with our subsidiaries and with our partners. Michael’s expertise is spot on for helping bring these opportunities to life.”

“I couldn’t be more excited to begin working with Verdant building a strong, fully SEC compliant, financial structure that emphasizes our growth and investment with our subsidiaries and partners,” stated Mr. Sheikh.

About VRDT Corporation:

VRDT Corporation (“Verdant”) (OTC Pink: VRDT) is a public company aggregation platform focused on the intelligent integration of renewable and sustainable energy technology, transportation and infrastructure-related ventures and initiatives. Verdant’s focus is to bring together technology, manufacturing, and services to significantly enhance efficiencies in energy-use options and facilitate the rapid and broad implementation and adoption of those efficiencies as part of a new energy paradigm.

Statements contained in this release that are not historical facts may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Act of 1934 and are inherently uncertain. Actual performance and results may differ materially from that projected herein due to certain risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. VRDT Corporation does not intend to update any of the forward-looking statements after the date of this release to conform them to actual results, except as may be required by law.

CONTACT:

Maria Foskaris

(949) 633-3467

SOURCE: VRDT Corporation